Exhibit 99.1

Osiris Therapeutics Announces Fourth Quarter and Full Year 2012 Financial Results

COLUMBIA, Md. — March 6, 2013 - Osiris Therapeutics, Inc. (NASDAQ: OSIR) the leading stem cell company focused on developing and marketing products to treat medical conditions in inflammatory, cardiovascular, orthopedic and wound healing markets, announced today its results for the fourth quarter and full year ended December 31, 2012.

Recent and Full Year Highlights

•                  Achieved world’s first approval for a stem cell drug from Health Canada to market Prochymal® (remestemcel-L) for the treatment of acute graft versus host disease (GvHD) in children.

•                  Established and deployed a direct sales force for Grafix®, a premium cellular repair matrix for serious wounds including diabetic foot ulcers, in 10 major metropolitan areas throughout the United States.

•                  Launched CartiformTM, viable cartilage mesh for the treatment of articular cartilage injury

•                  Attained transitional pass-through status from the Center for Medicare & Medicaid Services (CMS) for Grafix, with Healthcare Common Procedure Coding System (HCPCS) C-Codes being designated and assignment of permanent HCPCS Q-codes.

•                  Gross margin improved 12 percentage points to 70% with gross profit increasing to $2.1M for the quarter.

•                  Reported product revenue of $7.8 million in 2012— representing a 520% increase over the prior year and 4Q12 revenue increasing 36% over 3Q12.

•                  Reported year-end cash, receivables, and short-term investments of $37.2 million.

“With the approval of Prochymal, 2012 was an historic year for the entire field of stem cell medicine,” said C. Randal Mills, Ph.D., President and Chief Executive Officer of Osiris.  “For Osiris, it was also a year of commercial transformation, having four products on the market and expanding capabilities in development, manufacturing, sales and marketing.  Osiris is now a fully integrated commercial cell therapy company, well-positioned for future growth.”

Fourth Quarter Financial Results

Revenues during the fourth quarter of 2012 were $3.1 million, including Biosurgery product revenues of $2.9 million compared to $0.8 million over the same period of 2011.  Gross margin during the fourth quarter was 70% compared to 58% during the fourth quarter of 2011.  Gross profit was $2.1 million during the fourth quarter of 2012 and $0.4 million during the same period of 2011. We reported a loss of $2.6 million in the fourth quarter of 2012.  As of December 31, 2012, Osiris had $37.2 million in cash, receivables and short-term investments.

Research and development expenses for the fourth quarter of 2012 were $3.1 million, compared to $4.2 million incurred in the fourth quarter of 2011. General and administrative expenses were $1.8 million for the fourth quarter of 2012, compared to $1.5 million for the same period of the prior year.

Full Year 2012 Financial Highlights

Revenues of $11.8 million were recognized in 2012, including $7.8 million in Biosurgery product revenues compared to $1.3 million over the same period in 2011.  We recognized $42.4 million of total revenues in 2011,

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including $40.0 million from the Genzyme collaboration agreement, $1.0 million from the research, development and commercialization agreement with the JDRF and $1.3 million of revenues from our Biosurgery products. Gross margin during 2012 was 67% compared to 58% during 2011.  Gross profit was $5.3 million during fiscal 2012 and $0.7 million during fiscal 2011.  We reported a loss of $11.1 million for the fiscal year ended December 31, 2012.

R&D expenses for the 2012 fiscal year were $14.1 million compared to $19.2 million in the prior year. G&A expenses in fiscal 2012 were $6.3 million, whereas G&A expenses in 2011 were $7.9 million, including $2.6 million of non-cash share-based payments.

Webcast and Conference Call

A webcast and conference call to discuss the financial results is scheduled for today, March 6, 2013 at 9:00 a.m. ET.  To access the webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.  Alternatively, callers may participate in the conference call by dialing (877) 303-6133 (U.S. participants) or (970) 315-0493 (international participants).

An archive of the webcast will be available approximately two hours after the completion of the call. To access the archived webcast, visit the Investor Relations section of the company’s website at http://investor.osiris.com/events.cfm.

About Osiris Therapeutics

Osiris Therapeutics, Inc., having developed the world’s first approved stem cell drug, Prochymal, is the leading stem cell company. The company is focused on developing and marketing products to treat medical conditions in inflammatory, cardiovascular, orthopedic and wound healing markets.  In Biosurgery, Osiris currently markets Grafix for acute and chronic wounds, and Ovation® and Cartiform for orthopedic applications. Osiris is a fully integrated company with capabilities in research, development, manufacturing and distribution of cellular products.  Osiris has developed an extensive intellectual property portfolio to protect the company’s technology, including 50 U.S. and 156 foreign patents.

Osiris, Prochymal, Chondrogen, Grafix and Ovation are registered trademarks of Osiris Therapeutics, Inc. More information can be found on the company’s website, www.Osiris.com. (OSIR-G)

Forward-Looking Statements

This press release contains forward-looking statements.  Forward-looking statements include statements about our expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. Words or phrases such as “anticipate,” “believe,” “continue,” “ongoing,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “predict,” “project” or similar words or phrases, or the negatives of those words or phrases, may identify forward-looking statements, but the absence of these words does not necessarily mean that a statement is not forward-looking.  Examples of forward-looking statements may include, without limitation, statements regarding any of the following: our product development efforts; our clinical trials and anticipated regulatory requirements, and our ability to successfully navigate these requirements; the success of our product candidates in development; status of the regulatory process for our biologic drug candidates; implementation of our corporate strategy; our financial performance; our product research and development activities and projected expenditures, including our anticipated timeline and clinical strategy for mesenchymal stem cells and biologic drug candidates and marketed Biosurgery products (including Prochymal, Chondrogen®, Grafix and Ovation); our cash needs; patents, trademarks and other proprietary rights; the safety and ability of our products and potential products to treat disease; our ability to supply a sufficient amount of our marketed products or product candidates and, if approved or otherwise commercially available, products to meet demand; our costs to comply with governmental regulations; our plans for sales and marketing; our plans regarding facilities; types of regulatory frameworks we expect will be applicable to our products and potential products; and results of our scientific research. Forward-looking statements are subject to known and unknown risks and uncertainties and are based on potentially inaccurate assumptions that could cause actual results to differ materially from those expected or implied by the forward-looking statements.  Our actual results could differ materially from those anticipated in forward-looking statements for many reasons, including the factors described in the section entitled “Risk Factors” in our Annual Report on Form 10-K and other Periodic Reports filed on Form 10-Q, with the United States Securities and Exchange Commission.  Accordingly, you should not unduly rely on these forward-looking statements. We undertake no obligation to publicly revise any forward-looking statement to reflect circumstances or events after the date of this press release or to reflect the occurrence of unanticipated events.

For additional information, please contact:

Erica Elchin

Osiris Therapeutics, Inc.

(443) 545-1834

OsirisPR@Osiris.com

OSIRIS THERAPEUTICS, INC.

Condensed Balance Sheets

Amounts in thousands

	December 31,
	2012	2011

Assets
Current assets:
Cash	$1,854	$1,661
Investments available for sale	32,238	45,730
Accounts receivable, net	3,063	728
Inventory	1,278	767
Deferred tax asset	—	2,188
Prepaid expenses and other current assets	603	344
Total current assets	39,036	51,418

Property and equipment, net	2,111	2,463
Restricted cash	317	392
Total assets	$41,464	$54,273

Liabilities and Stockholders’ Equity

Current liabilities:
Accounts payable and accrued expenses	$4,999	$4,692
Capital lease obligations, current portion	44	—
Deferred revenue, current portion	—	3,333
Total current liabilities	5,043	8,025

Long-term portion of capital lease obligations	162	—
Other long-term liabilities	369	430
Total liabilities	5,574	8,455

Stockholders’ equity
Common stock, $.001 par value, 90,000 shares authorized, 32,881 shares outstanding - 2012, 32,828 shares outstanding - 2011	33	33
Additional paid-in-capital	279,269	278,092
Accumulated other comprehensive (loss) income	(20)	20
Accumulated deficit	(243,392)	(232,327)
Total stockholders’ equity	35,890	45,818
Total liabilities and stockholders’ equity	$41,464	$54,273

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Operations
Amounts in thousands, except per share data

	Three Months Ended December 31,		Year Ended December 31,
	2012	2011	2012	2011

Product revenues	$2,935	$765	$7,849	$1,263
Cost of product revenues	880	322	2,551	531
Gross profit	2,055	443	5,298	732

Revenue from collaborative research agreements, government contract and royalties	179	10,279	3,955	41,140

Operating expenses:
Research and development	3,090	4,218	14,108	19,156
General and administrative	1,755	1,476	6,296	7,881
	4,845	5,694	20,404	27,037

(Loss) income from operations	(2,611)	5,028	(11,151)	14,835

Other (expense) income, net	(3)	20	49	100

(Loss) income before income taxes	(2,614)	5,048	(11,102)	14,935

Income tax benefit (expense)	—	—	37	(43)

Net (loss) income	$(2,614)	$5,048	$(11,065)	$14,892

Basic (loss) earnings per share	$(0.08)	$0.15	$(0.34)	$0.45

Diluted (loss) earnings per share	$(0.08)	$0.15	$(0.34)	$0.45

Weighted average common shares (basic)	32,876	32,827	32,859	32,820

Weighted average common shares (diluted)	32,876	33,111	32,859	33,118

OSIRIS THERAPEUTICS, INC.

Condensed Statements of Cash Flows

Amounts in thousands

	Year ended December 31,
	2012	2011
Cash flows from operating activities:
Net (loss) income	$(11,065)	$14,892
Adjustments to reconcile net (loss) income to net cash used in operating activities:
Depreciation and amortization	708	745
Non cash share-based payments	1,090	1,684
Provision for bad debts	22	3
Non cash expense- extension of expiration date of warrant to related party	—	1,740
Changes in operating assets and liabilities:
Accounts receivable	(2,357)	1,197
Inventory	(511)	(257)
Prepaid expenses and other current assets	(259)	266
Deferred tax assets	2,188	982
Other assets	—	184
Accounts payable and accrued expenses	246	(912)
Deferred revenue	(3,333)	(40,960)
Net cash used in operating activities	(13,271)	(20,436)

Cash flows from investing activities:
Purchases of property and equipment	(128)	(81)
Proceeds from sale of investments available for sale	13,500	20,805
Purchases of investments available for sale	(48)	(220)
Net cash provided by investing activities	13,324	20,504

Cash flows from financing activities:
Principal payments on capital lease obligations	(22)	—
Restricted cash	75	129
Proceeds from the issuance of common stock, net	87	22
Net cash provided by financing activities	140	151

Net increase in cash	193	219
Cash at beginning of period	1,661	1,442

Cash at end of period	$1,854	$1,661